January 29, 2026

Sezzle Announces Chief Financial Officer Transition

Sezzle Inc. (NASDAQ:SEZL) (Sezzle or Company) // Sezzle, a purpose-driven digital payment platform, today announced the appointment of Lee Brading as Chief Financial Officer (“CFO”), effective February 1, 2026. Brading will succeed Karen Hartje, who served as CFO and principal financial officer under a Consulting Agreement since November 1, 2025, following her announcement of retirement after nearly eight years as CFO of Sezzle. Hartje will remain engaged as a consultant to ensure an orderly transition.

“Karen has been instrumental in Sezzle’s evolution from a private startup to a publicly traded, profitable fintech company,” said Charlie Youakim, Sezzle Executive Chairman and CEO. “We are forever indebted to her for her leadership, wisdom, and the positive impact she has had across the organization. We wish her all the best in her well-deserved retirement.”

“From our founding in 2016, Lee has been with us every step of the journey,” continued Youakim. “He started as an early investor and advisor and eventually joined full-time to lead Corporate Development and Investor Relations. Lee has been a driving force behind the strategy we are executing today. His multi-decade experience in banking, combined with his deep understanding of Sezzle’s operations, make him uniquely qualified to lead our next phase of growth.”

Brading joined Sezzle in April 2020 and has played a key role in shaping the Company’s strategy and capital allocation framework. As Senior Vice President of Corporate Development and Investor Relations, he helped lead Sezzle’s transition to profitability in 2021 and its successful uplisting from the Australian Stock Exchange to the NASDAQ in 2023. He has also expanded Sezzle’s presence in the U.S. investment community, growing both sell-side analyst coverage and the Company’s institutional investor base.

Prior to joining Sezzle, Brading spent over 30 years in various investment banking roles, most recently serving as a Managing Director and Global Head of Credit Research at Wells Fargo Securities. Prior to his time in investment banking, Brading was an audit manager at BDO Seidman. He holds an MBA from The University of North Carolina and a BS in Business Administration and Accounting from Washington & Lee University. He is a Chartered Financial Analyst and was a Certified Public Accountant (expired).

Sezzle Inc. (NASDAQ:SEZL) | sezzle.com | 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

Contact Information

Jack Fagan Investor Relations +651 240 6001 investorrelations@sezzle.com	Erin Foran Media Inquiries +651 403 2184 erin.foran@sezzle.com
About Sezzle Inc.
Sezzle is a forward-thinking fintech company committed to financially empowering the next generation. Through its purpose-driven payment platform, Sezzle enhances consumers' purchasing power by offering access to point-of-sale financing options and digital payment services—connecting millions of customers with its global network of merchants. Centered on transparency, inclusivity, and ease of use, Sezzle empowers consumers to manage spending responsibly, take charge of their finances, and achieve lasting financial independence.

For more information visit sezzle.com.

Sezzle Inc. (NASDAQ:SEZL) | sezzle.com | 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402